UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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APPLIED GENETIC TECHNOLOGIES CORPORATION

(Name of Registrant as Specified In Its Charter)

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APPLIED GENETIC TECHNOLOGIES CORPORATION

14193 NW 119th Terrace, Suite 10

Alachua, Florida 32615

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We invite you to attend our 2022 Annual Meeting of Stockholders, which is being held as follows:

Date:	November 30, 2021

Time:	4:30 p.m., Eastern time

Location:	Virtual annual meeting of stockholders conducted via live audio webcast at: www.virtualshareholdermeeting.com/AGTC2021

At the meeting, we will ask our stockholders to:

•	re-elect as our Class II directors each of Scott Koenig, Yehia Hashad and Ivana Magovcevic-Liebisch, each to serve for a three-year term ending at our 2025 annual meeting of stockholders;

•	approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement;

•	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2022; and

•	consider any other business properly presented at the meeting.

You may vote on these matters in person (virtually), by proxy or via the internet or telephone. In light of the coronavirus (COVID-19) pandemic, to provide our stockholders with a means to attend the annual meeting in a manner that does not endanger the health and well-being of our stockholders and our employees, we have elected to hold our annual meeting via remote communication. You may attend the virtual annual meeting and vote your shares during the meeting by visiting our annual meeting website at www.virtualshareholdermeeting.com/AGTC2021. Whether or not you plan to attend the virtual meeting, we ask that you promptly complete and return your proxy card by mail or vote via the internet or telephone, so that your shares will be represented and voted at the meeting in accordance with your wishes.

You are entitled to participate in and submit questions in writing during the annual meeting if you were a stockholder as of the close of business on October 8, 2021. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/AGTC2021, you will need the 16-digit control number included on your notice, your proxy card or the instructions that accompanied your proxy materials. Online check-in will begin 15 minutes before the scheduled meeting start time. Please allow ample time for the online check-in procedures. If you have difficulty accessing the virtual annual meeting, please call the technical support number that will be posted on the virtual annual meeting log-in page for assistance. We will have personnel available to assist you. If you hold shares through a bank, broker or other nominee, you will need to contact such bank, broker or other nominee for assistance with your 16-digit control number. A list of our registered holders as of the close of business on the record date will be made available to stockholders during the meeting at www.virtualshareholdermeeting.com/AGTC2021.

Only stockholders of record at the close of business on October 8, 2021 may vote at the meeting.

By order of the Board of Directors,

Stacie Aarestad

Secretary

October 15, 2021

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 30, 2021

This proxy statement and our fiscal year 2021 Annual Report to Stockholders are also available for viewing, printing and downloading at the “Investors – Financials & Filings” section of our website at https://ir.agtc.com/financial-information.

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INFORMATION ABOUT THE MEETING

The Meeting

The 2022 Annual Meeting of Stockholders of Applied Genetic Technologies Corporation will be held virtually at 4:30 p.m., Eastern time, on Tuesday, November 30, 2021 at www.virtualshareholdermeeting.com/AGTC2021. At the meeting, stockholders of record on the record date for the meeting who are present (virtually) or represented by proxy will have the opportunity to vote on the following matters:

•	the re-election of each of Scott Koenig, Yehia Hashad and Ivana Magovcevic-Liebisch as our Class II directors, each to serve for a three-year term ending at our 2025 annual meeting of stockholders;

•	an advisory vote on executive compensation; and

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2022.

Our board of directors does not intend to present to the annual meeting any business other than the proposals described in this proxy statement. Our board of directors was not aware, as of a reasonable time before making this proxy statement available to our stockholders, of any other business that properly may be presented for action at the annual meeting. If any other business should come before the annual meeting, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment, to the extent authorized by applicable regulations.

This Proxy Solicitation

This proxy statement and the enclosed proxy card are being furnished because our board of directors is soliciting your proxy to vote at the annual meeting (including any adjournment or postponement of the meeting).

•	This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

•	The proxy card is the means by which you actually authorize another person to vote your shares at the meeting in accordance with your instructions.

We will pay the cost of soliciting proxies. Our directors, officers and employees may solicit proxies in person, by telephone or by other means. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to the beneficial owners of those shares. We do not currently plan to retain the services of a proxy solicitation firm to assist us in this solicitation.

This proxy statement and our fiscal year 2021 Annual Report to Stockholders are also available for viewing, printing and downloading at the “Investors – Financials & Filings” section of our website at https://ir.agtc.com/financial-information.

Who May Vote

Holders of record of our common stock at the close of business on October 8, 2021 are entitled to one vote per share of common stock on each proposal properly brought before the annual meeting.

A list of our registered holders as of the close of business on the record date will be made available to stockholders during the annual meeting at www.virtualshareholdermeeting.com/AGTC2021. In addition, you may contact our Chief Financial Officer, Jonathan I. Lieber, at our offices located at One Kendall Square, 1400W, Suite 14102, Cambridge, Massachusetts 02139, to make arrangements to review a copy of the stockholder list at those offices, between the hours of 9:00 a.m. and 5:00 p.m., Eastern time, on any business day from November 16, 2021 to the time of the annual meeting.

How to Vote

If your shares are registered in your name, you may vote online while virtually attending the annual meeting by visiting www.virtualshareholdermeeting.com/AGTC2021 or by proxy without attending the meeting. Registered stockholders may also vote prior to the meeting by telephone by calling 1-800-690-6903 or on the internet by following the instructions included with your proxy card or the notice to be mailed to you on October 18, 2021. In addition, if you received a printed proxy card, you may mark, sign, date and mail the proxy card you received in the postage-paid return envelope. If you vote in accordance with any of the available methods, your shares will be voted at the meeting pursuant to your instructions. If you sign and return the proxy card or vote by telephone or on the internet but do not provide voting instructions on some or all of the proposals, your shares will be voted by the persons named in the proxy card on all uninstructed proposals in accordance with the recommendations of the board of directors given below.

Shares Held by Brokers or Nominees

If your shares are held in “street name” by a broker, bank or other nominee, that person, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares, which may include the ability to instruct the voting of your shares by telephone or on the internet prior to the meeting.

If your shares are registered in your name or if your shares are held by a broker, bank or other nominee and you wish to vote online while virtually attending the meeting, you will need to access the live audio webcast of the meeting at www.virtualshareholdermeeting.com/AGTC2021 and follow the instructions for stockholder voting.

Under stock exchange rules applicable to most brokerage firms, if you do not give instructions to your broker, it is permitted to vote any shares it holds for your account in its discretion with respect to “routine” proposals, but it is not allowed to vote your shares with respect to certain non-routine proposals. Proposals 1 and 2 regarding the election of directors and “say on pay”, respectively, are “non-routine” proposals. If you do not instruct your broker how to vote with respect to such proposals, your broker will not vote on such proposal and your shares will be recorded as “broker non-votes” and will not affect the outcome of the vote on such proposal. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that, while voting in its discretion on one matter, it does not have or did not exercise discretionary authority to vote on another matter.

Proposal 3, the ratification of Ernst & Young LLP as our independent registered public accounting firm, is considered to be a routine item under the applicable rules and your broker will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name.

If a broker or nominee holds shares of our common stock in “street name” for your account, then this proxy statement may have been forwarded to you with a voting instruction card, which allows you to instruct the broker or nominee how to vote your shares on the proposals described herein. To vote by proxy or to instruct your broker how to vote, you should follow the directions provided with the voting instruction card. In order to have your vote counted on any of Proposals 1 or 2, you must either provide timely voting instructions to your broker or obtain a properly executed proxy from the broker or other record holder of the shares that authorizes you to act on behalf of the record holder with respect to the shares held for your account.

Quorum Required to Transact Business

At the close of business on October 8, 2021, a total of 42,859,675 shares of our common stock were outstanding. Our bylaws require that a majority of the outstanding shares of our common stock be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business at the meeting. We will count abstentions and broker non-votes as shares represented at the meeting in determining whether a quorum exists.

Multiple Stockholders Sharing the Same Address

Some banks, brokers and other nominee record holders may be “householding” our proxy statements, annual reports and related materials. “Householding” means that only one copy of these documents may have been sent to multiple stockholders in one household. If you would like to receive your own set of proxy statements, annual reports and related materials, or if you share an address with another stockholder and together both of you would like to receive only a single set of these documents, please contact your bank, broker or other nominee, or Broadridge Investor Communication Solutions, Inc. by sending such request by mail to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or by calling 1-866-540-7095.

To request a printed copy of our proxy statement, annual report and form of proxy relating to this stockholder meeting or future stockholder meetings, visit www.proxyvote.com, call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. You must have available the 16-digit control number from the notice described above.

May I change my vote?

If you are a registered stockholder, you may change your vote or revoke your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, by submitting an electronic proxy as of a later date or by virtually attending the meeting and voting online during the meeting. If your shares are held in “street name,” you must contact your bank, broker or other nominee for instructions on changing your vote.

What vote is required to approve each item?

The affirmative vote of the holders of a plurality of the shares represented in person or by proxy is required for the election of directors (Proposal 1). Broker non-votes and proxies marked to withhold authority with respect to the election of one or more directors will not be voted with respect to the director indicated. The two director nominees receiving the highest number of votes will be elected. The advisory vote on executive compensation and ratification of the selection of the independent registered public accounting firm (Proposals 2 and 3, respectively) will be approved if the votes cast “for” the action exceed the votes cast “against” the action. Each of Proposals 2 and 3 is a non-binding proposal.

Where is the meeting held?

The annual meeting will be conducted via live audio webcast at: www.virtualshareholdermeeting.com/AGTC2021. You will be able to participate, submit questions and vote your shares electronically. To do so, you will need to visit www.virtualshareholdermeeting.com/AGTC2021 and use the 16-digit control number provided with the voting instructions.

Please allow ample time for the online check-in process. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page hosting the virtual meeting.

How do I submit a question at the annual meeting?

If you wish to submit a question on the day of the annual meeting, beginning at 4:15 p.m., Eastern time on November 30, 2021, you may log in and ask a question at www.virtualshareholdermeeting.com/AGTC2021. The annual meeting will be governed by our meeting guidelines posted at www.virtualshareholdermeeting.com/AGTC2021 in advance of the meeting. The meeting guidelines will address the ability of stockholders to ask questions during the meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to meeting participants.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

No Appraisal Rights

There are no appraisal rights associated with any of the proposals being considered at the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

The first proposal on the agenda for the meeting is the re-election of each of Scott Koenig, Yehia Hashad and Ivana Magovcevic-Liebisch to serve as Class II directors.

Our board of directors is divided into three classes:

•	Scott Koenig, Yehia Hashad and Ivana Magovcevic-Liebisch are Class II directors whose terms end at the 2022 Annual Meeting;

•	Susan B. Washer, Ed Hurwitz and James Rosen are Class III directors whose terms end at our annual meeting in fiscal year 2023; and

•	William Aliski and Anne VanLent are Class I directors whose terms end at our annual meeting in fiscal year 2024.

At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The term of each Class II director elected at our 2022 Annual Meeting will begin at the meeting and end at our annual meeting in fiscal year 2025 or, if later, when the director’s successor has been elected and has qualified.

The following table sets forth certain information, as of October 15, 2021, regarding our Class II directors, each of whom has been nominated for re-election, and each other director who will continue in office following the 2022 Annual Meeting.

Name	Age	Position(s)
Class II Director Nominees
Scott Koenig, M.D., Ph.D. (1)(2)	69	Chairman of the Board of Directors
Yehia Hashad	54	Director
Ivana Magovcevic-Liebisch, Ph.D. (2)(3)	54	Director

Continuing Directors
William Aliski, MPA (1)(3)	74	Director
Ed Hurwitz (1)	57	Director
James Rosen (1)(2)	52	Director
Anne VanLent (3)	73	Director
Susan B. Washer	60	President, Chief Executive Officer and Director

(1)	Member of the Nominating and Corporate Governance Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Audit Committee.

Class II Director Nominees

Scott Koenig has served as a member of our board of directors since April 2002 and as chairman of our board of directors since April 2004. Dr. Koenig has served as the President and Chief Executive Officer and a director of MacroGenics, Inc., a publicly traded biopharmaceutical company, since September 2001 and was one of its co-founders. Prior to joining MacroGenics, Dr. Koenig served as Senior Vice President of Research at MedImmune Inc., a biopharmaceutical company, where he participated in the selection and maturation of its product pipeline. From 1984 to 1990, he worked in the Laboratory of Immunoregulation at the National Institute of Allergy and Infectious Diseases at the National Institutes of Health, or NIH, where he investigated the immune response to retroviruses and studied the pathogenesis of AIDS. Dr. Koenig currently serves on the board of directors of each of GlycoMimetics, Inc. (GLYC), The International Biomedical Research Alliance, and the Biotechnology Innovation Organization (BIO). Dr. Koenig received his A.B. and Ph.D. from Cornell University and his M.D. from the University of Texas Health Science Center in Houston. He completed his residency in Internal Medicine at the Hospital of the University of Pennsylvania, and is board certified in Internal Medicine and Allergy and Immunology. We believe that Dr. Koenig’s education and professional background in science and medicine, his experience as Chief Executive Officer of MacroGenics and as a scientist and senior executive at other life science companies and research organizations and his service as a director of other biopharmaceutical companies, medical institutions and industry groups qualify him to serve as a member of our board of directors.

Yehia Hashad has served as a member of our board of directors since August 2021. Dr. Hashad has worked at Allergan plc (acquired by Abbvie Inc. in 2019), a pharmaceutical company, since 2010, serving most recently as Senior Vice President & Global Head R&D Allergan Aesthetics since 2019 and Vice President & Global Head Clinical Development Ophthalmology, Dermatology and Medical Aesthetics since 2017. Prior to that, Dr. Hashad served in various medical director roles at Novartis AG, a publicly-traded pharmaceutical company, from 2005 to 2010. Dr. Hashad has served as a member of the executive board for the University of California Irvine research unit since 2017. He previously served as a member of the Board of the Glaucoma Research Foundation from 2013 to 2017 and a member of the Board of the National Alliance of Vision and Eye Research from 2014 to 2019. Dr. Hashad holds an M.B.Bch. in Medical and Surgical Sciences and an M.Sc. in Medical and Surgical Ophthalmology from the University of Cairo, Egypt. We believe that Dr. Hashad’s extensive educational background and extensive experience in the biopharmaceutical industry, including in management medical director roles, qualify him to serve as a member of our board of directors.

Ivana Magovcevic-Liebisch has served as a member of our board of directors since June 2014. Dr. Magovcevic-Liebisch has served as Chief Executive Officer and President of Vigil Neuroscience, a biotechnology company, since July 2020. Previously, Dr. Magovcevic-Liebisch served as Executive Vice President, Chief Business Officer for Ipsen, a biopharmaceutical company, from March 2018 to April 2020. Prior to that, Dr. Magovcevic-Liebisch served as Senior Vice President, Head of Global Business Development for Teva Pharmaceutical Industries Ltd., or Teva, a pharmaceutical company. Prior to joining Teva, Dr. Magovcevic-Liebisch held several senior positions within Dyax Corp., or Dyax, from April 2001 through March 2013, most recently serving as Executive Vice President and Chief Operating Officer. Prior to joining Dyax, Dr. Magovcevic-Liebisch was Director of Intellectual Property and Patent Counsel for Transkaryotic Therapies, Inc. from November 1999 until March 2001. Dr. Magovcevic-Liebisch received her J.D. from Suffolk University Law School and her Ph.D. in genetics from Harvard University. We believe that Dr. Magovcevic-Liebisch’s extensive experience in biopharmaceutical business development and operations qualify her to serve as a member of our board of directors.

Continuing Directors

William Aliski has served as a member of our board of directors since September 2018. Mr. Aliski has served as a commercial consultant for early-stage orphan disease companies, including Ra Pharmaceuticals, Inc., from October 2016 to March 2017, and from March 2018 to present time, Magenta Pharma, from August 2019 to March 2020, X4 Pharmaceuticals, Inc., from January 2020 to March 2020, Clementia Pharmaceuticals, Inc., from December 2015 to January 2017, OxThera, from January 2015 through April 2015, Prosensa during 2014, Adimab LLC from November 2013 until December 2013, NPS Pharmaceuticals from April 2013 through December 2014, Fidelity Biosciences from August 2012 until December 2012 and Enobia Pharma from September 2011 until March 2012. Before that, Mr. Aliski served as Senior Vice President and Chief Commercial Officer of FoldRx Pharmaceuticals, a rare disease company, from June 2009 until March 2011, as Director of Simon Kucher Partners, a global consulting firm, from January 2008 until June 2009, and as General Manager of BioMarin Europe at BioMarin Pharmaceuticals Inc. from December 2005 until January 2008. Mr. Aliski also has served on the board of directors of Ultragenyx Pharmaceutical Inc. since January 2011. Mr. Aliski received a B.S. in Economics and a Master of Social Planning from Boston College and an M.P.A. from the Kennedy School of Government at Harvard University. We believe that Mr. Aliski’s extensive experience in the life sciences industry, membership on various boards of directors, and his leadership and management experience qualify him to serve as a member of our board of directors.

Ed Hurwitz has served as a member of our board of directors since November 2012. Mr. Hurwitz is a Managing Director of MPM Capital, a healthcare venture capital firm, and a Managing Director of Precision Bioventures, LLC, a consulting and investment advisory firm founded by Mr. Hurwitz. He was a director at Alta Partners from 2002 through December 2014. Mr. Hurwitz currently serves as Chairman of the board of directors of ViewPoint Therapeutics, Rekindle Therapeutics, and BioIntervene, Inc., as well as a board member of Recode Therapeutics, all privately held, biotechnology companies. Mr. Hurwitz also serves as a member of the board of directors of MacroGenics, Inc. and Dyne Therapeutics, each of which is a publicly traded biotechnology company. Prior to joining Alta, Mr. Hurwitz served as Senior Vice President and CFO of Affymetrix from 1997 to 2002. From 1994 to 1997, Mr. Hurwitz was a biotechnology research analyst for Robertson Stephens & Company, and from 1992 to 1994, was a biotechnology research analyst for Smith Barney Shearson. From 1990 to 1992, he practiced commercial law at Cooley Godward LLP. Mr. Hurwitz earned a J.D. and M.B.A. from the University of California, Berkeley’s Boalt School of Law and Haas School of Business, respectively. He also holds a B.A. in Molecular Biology from Cornell University. We believe that Mr. Hurwitz’s education and professional background in science, business management and law, his work as a lawyer, research analyst and senior executive in the biotechnology industry and his experience as a director of other public and private biotechnology companies qualify him to serve as a member of our board of directors.

James Rosen has served as a member of our board of directors since March 2010; he is currently President and CEO of Artizan Biosciences. Artizan Biosciences is engaging in early-stage immunobiology research and development for the treatment of unmet medical needs. From February 2015 through August 2016, Mr. Rosen served as Deputy Director, Venture Investing at the Bill & Melinda Gates Foundation. Prior to that, Mr. Rosen was a partner at Intersouth Partners, a venture capital firm, from January 2007 to December 2014. Prior to joining Intersouth, he spent 15 years in clinical, research and financial positions in the healthcare and biotechnology sectors, including serving as an equity research analyst at Brean Murray & Co., from 2000 to 2003, covering biopharmaceuticals, genomics, generics, drug delivery and medical device companies. Mr. Rosen holds a B.A. from Duke University, an M.B.A. from the University of North Carolina-Chapel Hill’s Kenan-Flagler School of Business and an M.S.P.H. from the University of North Carolina School of Public Health. We believe that Mr. Rosen’s education and professional background in science, business management and finance and his operational experience as a scientist and executive in the healthcare and biotechnology industries and as a venture capitalist concentrating on those industries, qualify him to serve as a member of our board of directors.

Anne VanLent has served as a member of our board of directors and chair of the audit committee since August 2016. Ms. VanLent is President of AMV Advisors, providing corporate strategy and financial consulting services to emerging growth life sciences companies. Ms. VanLent had been Executive Vice President and Chief Financial Officer of Barrier Therapeutics, Inc., a publicly traded pharmaceutical company, from May 2002 through April 2008. Ms. VanLent also worked for eight years as Senior Vice President and Chief Financial Officer of The Liposome Company, Inc., a publicly traded biopharmaceutical company. Ms. VanLent currently serves as a director, chair of the Audit Committee, and member of the Nominating and Governance Committee of Trevi Pharmaceuticals, Inc. She has also served as a director and chair of the Audit Committee of ObsEva SA since May 2021. Until June 2020, she also served as a director, chair of the Audit Committee and member of the Compensation Committee of Vaxart, Inc. as a result of its merger in February 2018 with Aviragen Therapeutics, Inc., where she served as lead director, chair of the Audit Committee and member of the Nominating and Governance Committee. From April 2011 to December 2017, she served as a director, chair of the Audit Committee, and chair of the Nominating and Governance Committee of Ocera Therapeutics, Inc. From April 2013 through June 2017 she served as a director, member of the Audit Committee, and member of the Compliance Committee of Novelion Pharmaceuticals, Inc. From July 2013 to May 2016, Ms. VanLent served as a director, chair of the Audit Committee, and member of the Compensation Committee of Onconova Therapeutics, Inc. From 1997 to May 2013, she served as a director of Integra Life Sciences Holdings, Inc. and chaired its audit committee from 2006 until 2012. Ms. VanLent received a B.A. degree in Physics from Mount Holyoke College. We believe that Ms. VanLent’s qualifications to sit on our board of directors include her extensive leadership and finance experience, and her extensive experience serving as a board member, audit committee member and audit committee chair of public companies in the life sciences industry.

Susan B. Washer has served as our President and Chief Executive Officer since March 2002 and as a member of our board of directors since November 2003. Prior to becoming our President and Chief Executive Officer, Ms. Washer served as our Chief Operating Officer from October 2001 to March 2002. From August 1996 to October 2001, Ms. Washer was President and Chief Executive Officer of Scenic Productions Inc., a specialty construction firm providing sculpting, painting and construction services to the entertainment industry. From June 1994 to August 1996, Ms. Washer served as the Founding Executive Director and then Business Advisor for the North Florida Technology Innovation Center, a public-private organization financing and providing services to entrepreneurial companies licensing technology from Florida universities. From October 1983 to June 1994, Ms. Washer served in various research and pharmaceutical management positions with Abbott Laboratories and Eli Lilly and Company. Ms. Washer also served on the board of Histogenics Corporation from April 2018 to September 2019. In addition, Ms. Washer serves on several biotechnology industry related boards and committees, including as an appointed member of the Small Business Capital Formation Advisory Committee for the Securities and Exchange Commission, the Associate Vice President of the Emerging Companies Section Governing Board of the Biotechnology Innovation Organization (“BIO”), and a member of the Board of Directors of each of BIO and BioFlorida. Ms. Washer received a B.S. in biochemistry from Michigan State University and an M.B.A. from the University of Florida. We believe that Ms. Washer’s education and professional background in science and business management, her years of experience in the pharmaceutical and biotechnology industries, her service as a senior executive of entrepreneurial companies and her extensive knowledge of our company and its business qualify her to serve as a member of our board of directors.

If for any reason any of the nominees becomes unavailable for election, the persons designated on the proxy card may vote the shares represented by proxy for the election of a substitute nominated by the board of directors. Each nominee has consented to serve as a director if elected and we currently have no reason to believe that any of them will be unable to serve.

The three nominees receiving the greatest number of votes cast will be elected as Class II directors. Brokers may not vote shares they hold for you in the election of Directors unless they receive timely voting instructions from you. We will not count votes withheld or broker non-votes as having been cast for the election of a director.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RE-ELECTION OF SCOTT KOENIG, YEHIA HASHAD AND IVANA MAGOVCEVIC-LIEBISCH AS CLASS II DIRECTORS.

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION PAID TO

OUR NAMED EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to cast an advisory (non-binding) vote on executive compensation, or a “say-on-pay” vote. Under Section 14A of the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, we must hold this advisory vote at least once every three years. At our annual meeting of stockholders for the fiscal year ended June 30, 2019, our stockholders approved a proposal that we will have an advisory vote on executive compensation every year. Accordingly, our next say-on-pay vote after the annual meeting will occur at our annual meeting in fiscal year 2023.

The say-on-pay vote is a non-binding vote on the compensation paid to our named executive officers, as described elsewhere in this proxy statement under the heading “Executive Compensation,” and includes the tabular disclosure regarding such compensation and the accompanying narrative disclosure. The Executive Compensation section describes how we determine executive compensation, the elements of total compensation and the actual compensation of our named executive officers identified in that section. The compensation committee and our board of directors believe that the compensation of our named executive officers for the fiscal year ended June 30, 2021 reflects and supports the policies and practices described in the Executive Compensation section of this proxy statement.

The affirmative vote of the holders of a majority of the votes cast at the meeting is required for approval of the advisory resolution to approve the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on the voting outcome. The say-on-pay vote is not binding on the compensation committee or our board of directors. However, the compensation committee and our board of directors will consider the result of the vote when determining future executive compensation arrangements.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP currently serves as our independent registered public accounting firm and audited our financial statements for the fiscal year ended June 30, 2021. Our audit committee has retained Ernst & Young LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending June 30, 2022.

Our audit committee is responsible for selecting and appointing our independent registered public accounting firm and this appointment is not required to be ratified by our stockholders. However, our audit committee has recommended that the board of directors submit this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee will reconsider whether to retain Ernst & Young LLP and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of our company and our stockholders.

Representatives of Ernst & Young LLP are not expected to be present at the annual meeting.

In order to pass, this proposal must receive a majority of the votes cast with respect to this matter. We will not count abstentions or broker non-votes as votes cast.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND MANAGEMENT

Board Composition

Our board of directors currently consists of eight members, each of whom hold office until their successors have been elected and qualified or until the earlier of their resignation or removal. Our amended and restated certificate of incorporation and amended and restated bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Our amended and restated certificate of incorporation, and amended and restated bylaws also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 66 and 2/3 percent of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

In accordance with the terms of our certificate of incorporation and bylaws, our board of directors is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms, divided as follows:

•	the Class I directors are Mr. Aliski and Ms. VanLent, whose terms will expire at the annual meeting of stockholders to be held in fiscal year 2024;

•	the Class II directors are Dr. Koenig, Dr. Hashad and Dr. Magovcevic-Liebisch, whose terms will expire at the 2022 Annual Meeting; and

•	the Class III directors are Ms. Washer, Mr. Hurwitz and Mr. Rosen, whose terms will expire at the annual meeting of stockholders to be held in fiscal year 2023.

Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors, with the exception of Ms. Washer, is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules.

Board Role in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our Chief Executive Officer is responsible for setting the strategic direction for our company and the day to day leadership and performance of the company, while our Chairman, who is not an executive officer, sets the agenda for board meetings, facilitates communications between the board and the Chief Executive Officer and discussion among the independent directors and presides over meetings of the board and stockholders. Our independent directors meet in executive session on a regular basis, without management present, with our Chairman presiding.

Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees, which are the only standing committees of our board of directors, operates under a charter that has been approved by our board of directors.

Audit committee. The current members of our audit committee are Mr. Aliski, Dr. Magovcevic-Liebisch and Ms. VanLent (chair). Mr. Hurwitz served on the audit committee until June 8, 2021, and Mr. Aliski was appointed to the audit committee on that date. Our board of directors has determined that each member of the audit committee satisfies the Nasdaq Stock Market independence standards and the independence standards of Rule 10A-3(b)(1) of the Securities Exchange Act. Each of the members of our audit committee meets the requirements for financial literacy under applicable rules and regulations of the Securities and Exchange Commission, or the SEC, and the Nasdaq Stock Market. The board of directors has also determined that Ms. VanLent qualifies as an “audit committee financial expert,” as defined by applicable rules of the Nasdaq Stock Market and the SEC. The audit committee assists our board of directors in its oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our independent registered public accounting firm.

The audit committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The audit committee establishes and implements policies and procedures for the pre-approval of all audit services and all permissible non-audit services provided by our independent registered public accounting firm and reviews and has the authority to approve or disapprove any related party transactions entered into by us. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Stock Market. A copy of the Audit Committee charter is available in the “Investors – Corporate Governance” section of our website at https://ir.agtc.com/corporate-governance.

The audit committee met in person or by telephone five times during fiscal year 2021.

Compensation committee. The current members of our compensation committee are Dr. Koenig, Dr. Magovcevic-Liebisch (chair) and Mr. Rosen, each of whom is an independent director. The compensation committee:

•	approves or recommends to the independent directors of our board of directors the compensation and benefits of our executive officers;

•	reviews and makes recommendations to the board of directors regarding benefit plans and programs for employee compensation; and

•	administers our equity compensation plans.

The Compensation Committee operates under a written charter adopted by the board of directors, which is available in the “Investors – Corporate Governance” section of our website at https://ir.agtc.com/corporate-governance.

The compensation committee met in person or by telephone three times during fiscal year 2021.

Nominating and corporate governance committee. The members of our nominating and corporate governance committee are Mr. Aliski (chair), Mr. Hurwitz, Dr. Koenig and Mr. Rosen, each of whom is an independent director. Mr. Rosen joined the nominating and corporate governance committee on June 8, 2021. The nominating and corporate governance committee:

•	identifies individuals qualified to become board members;

•	recommends to the board of directors nominations of persons to be elected to the board; and

•	advises the board of directors regarding appropriate corporate governance policies and assists the board of directors in achieving them.

The Nominating and Corporate Governance Committee operates pursuant to a written charter, which is available in the “Investors – Corporate Governance” section of our website at https://ir.agtc.com/corporate-governance.

The nominating and corporate governance committee met in person or by telephone four times during fiscal year 2021.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, nor has any of them ever been an officer or employee of our company.

Code of Business Conduct and Ethics; Corporate Governance Guidelines

We have adopted a written code of business conduct and ethics that applies to our directors, executive officers and employees, as well as corporate governance guidelines. Copies of the code of business conduct and ethics and our corporate governance guidelines are posted on the Corporate Governance section of our website, which is located at https://ir.agtc.com/corporate-governance. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or on a Form 8-K.

Meetings of the Board of Directors

Our board of directors met in person or by telephone 23 times during fiscal year 2021. No director attended fewer than 75 percent of the aggregate number of meetings of the board of directors and any committee of the board of directors on which he or she served, in each case held during the period in which he or she served as a director, in fiscal year 2021.

Policy Regarding Board Attendance

Our directors are expected to attend meetings of the board of directors and meetings of committees on which they serve. Our directors are expected to spend the time needed at each meeting and to meet as frequently as necessary to properly discharge their responsibilities. We encourage members of our board of directors to attend our annual meetings of stockholders, but we do not have a formal policy requiring them to do so. All of our directors then serving as directors, except for Mr. Hurwitz, attended our 2021 annual meeting of stockholders.

Director Candidates and Selection Process

Our nominating and corporate governance committee, in consultation with our board of directors, is responsible for identifying and reviewing candidates to fill open positions on the board, including positions arising as a result of the removal, resignation or retirement of any director, an increase in the size of the board or otherwise, and recommending to our full board candidates for nomination for election as directors. In recommending new directors, the committee will consider any requirements of applicable law or listing standards, a candidate’s strength of character, judgment, business experience and specific area of expertise, diversity, factors relating to the composition of the board of directors (including its size and structure), and such other factors as the committee deems to be appropriate. The goal of the committee is to assemble a board of directors that consists of individuals who bring a variety of complementary attributes and who, taken together, have the appropriate skills and experience to oversee our business. The committee is responsible for reviewing from time to time the appropriate skills and characteristics required of directors in the context of the current make-up of the board of directors, including such factors as business experience, diversity, and personal skills in technology, finance, marketing, sales, financial reporting and other areas that contribute to an effective board of directors. In 2021, the nominating and corporate governance committee approved the director nominees for election at the 2022 Annual Meeting.

The committee has not adopted any formal policy, guidelines or procedures regarding the diversity of our board of directors. Our priority when selecting board members is the identification of members who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than five percent of our common stock for at least a year as of the date such recommendation is made, to our nominating and corporate governance committee, c/o Secretary at our offices located at One Kendall Square, 1400W, Suite 14102, Cambridge, Massachusetts 02139. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates that it recommends. If the board of directors resolves to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting. Any recommendation of a potential director nominee should also include a statement signed by the proposed nominee expressing a willingness to serve as a director if elected. As part of its duties, the committee will be responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for election as a director and such candidate’s compliance with the independence and other qualification requirements established by the committee or imposed by applicable law or listing standards.

Communications with our Board of Directors

Stockholders wishing to communicate with our board of directors should send correspondence to the attention of our Secretary, Stacie Aarestad, at our offices located at One Kendall Square, 1400W, Suite 14102, Cambridge, Massachusetts 02139, and should include with the correspondence evidence that the sender of the communication is one of our stockholders. Satisfactory evidence would include, for example, contemporaneous correspondence from a brokerage firm indicating the identity of the stockholder and the number of shares held. Our Secretary will review all correspondence confirmed to be from stockholders and decide whether to forward the correspondence or a summary of the correspondence to the full board of directors or a committee thereof. Our Secretary will review all stockholder correspondence, but the decision to relay that correspondence to the full board or a committee thereof will rest entirely within the Secretary’s discretion. Our board of directors believes that this process will suffice to handle the relatively low volume of communications we have historically received from our stockholders. If the volume of communications increases such that this process becomes burdensome to our Secretary, our board of directors may elect to adopt more elaborate screening procedures.

Director Compensation

Our non-employee directors receive equity-based compensation and cash fees as follows:

•	each non-employee director receives an annual cash fee in the amount of $40,000;

•	our chairman receives an additional cash fee in the amount of $35,000;

•

the chairperson of each of our board committees receives an additional annual cash fee as follows: audit committee chair, $18,000; compensation committee chair, $12,000; and nominating and corporate governance committee chair, $8,000; and

•

each other member of a board committee receives an additional annual cash fee as follows: audit committee, $9,000; compensation committee, $6,000; and nominating and corporate governance committee, $4,000.

The cash fees described above are paid quarterly in arrears. Non-employee directors are also reimbursed upon request for travel and other out-of-pocket expenses incurred in connection with their attendance at meetings of our board of directors and of committees on which they serve.

Upon initial election to our board of directors, our non-employee directors are entitled to receive a non-qualified stock option to purchase 25,000 shares of our common stock, vesting one third on the first anniversary of the date of grant and thereafter in 24 equal monthly installments, so that the option is fully-vested on the third anniversary of the date of grant. In addition, each non-employee director remaining in office receives at each annual meeting of the stockholders a non-qualified stock option, vesting in 12 equal monthly installments, to purchase 12,000 shares of our common stock. In July 2021, the annual option award made to each non-employee director remaining in office at the annual meeting was increased to 14,000 shares of our common stock. Each such initial or annual stock option is granted with an exercise price equal to the fair value of our common stock on the date of grant.

The table below sets forth information regarding compensation awarded to, earned by or paid to our non-employee directors who served during fiscal year 2021. We do not pay any compensation to our President and Chief Executive Officer in connection with her service on our board of directors. See “Executive Compensation” for a discussion of the compensation of Ms. Washer.

Name	Fees earned or paid in cash ($)(1)	Option awards ($)(2)	Total ($)
Scott Koenig, M.D., Ph.D.	85,000	39,239	124,239
William Aliski, MPA	48,000	39,239	87,239
Ed Hurwitz	53,000	39,239	92,239
Ivana Magovcevic-Liebisch, Ph.D.	61,000	39,239	100,239
James Rosen	46,000	39,239	85,239
Anne VanLent	58,000	39,239	97,239

(1)	Represents the amount earned for service as a director during fiscal year 2021.

(2)

Represents the grant date fair value of option awards granted in fiscal year 2021 in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”). See Notes 2 and 10 of the notes to our audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2021 (the “2021 Form 10-K”), filed on September 23, 2021, for a discussion of the relevant assumptions used in calculating these amounts.

The table below shows the aggregate number of option awards held by each of our current non-employee directors who was serving as of June 30, 2021.

Name	Number of Options Outstanding
Scott Koenig, M.D., Ph.D.	84,833
William Aliski, MPA	57,000
Ed Hurwitz	70,263
Ivana Magovcevic-Liebisch, Ph.D.	70,263
James Rosen	70,263
Anne VanLent	66,000

Our Management

The following table sets forth information with respect to our executive officers and persons chosen to become executive officers as of October 15, 2021:

Name	Age	Position
Susan B. Washer	60	President, Chief Executive Officer and Director
Jonathan I. Lieber	52	Chief Financial Officer
Stephen W. Potter	65	Chief Business Officer
Susan Schneider, M.D.	63	Chief Medical Officer(1)

(1)	We announced the appointment of Dr. Schneider as Chief Medical Officer on October 14, 2021, beginning on November 8, 2021.

For biographical information concerning Susan B. Washer, see “Proposal 1—Election of Directors.”

Jonathan I. Lieber has served as our Chief Financial Officer since September 2021. From December 2018 through September 2021, Mr. Lieber was managing director of Danforth Advisors, a biotech financing and accounting advisory firm. Mr. Lieber previously served as Chief Financial Officer of Histogenics Corporation, a biopharmaceutical company focused on the development of restorative cell therapies, from June 2015 through December 2018. Prior to that, he was Senior Vice President and Chief Financial Officer of Metamark Genetics, Inc., a privately held, urology-focused, molecular diagnostics company, from January 2014 to June 2015. From September 2012 to September 2013, Mr. Lieber served as Chief Financial Officer and Treasurer of Repligen Corporation, a manufacturer and supplier of high-value consumables to the life sciences industry. From June 2009 to May 2012, Mr. Lieber served as Chief Financial Officer and Treasurer of Xcellerex, Inc., a privately-held company engaged in the manufacture and sale of capital equipment and related consumables to the biopharmaceutical industry. Since June 2020, Mr. Lieber has served on the board of directors of Salarius Pharmaceuticals, a cancer-focused biotechnology company. Mr. Lieber received an M.B.A. in finance from the Stern School of Business of New York University and a B.S. in business administration and finance from Boston University.

Stephen W. Potter has served as our Chief Business Officer since February 2015. Prior to joining us, Mr. Potter was employed by NeoStem, Inc., a developer of cell-based therapeutics, where he served as Executive Vice President from July 2013 to February 2015, and was a member of the Board of Directors from January 2013 to July 2013. Previously, Mr. Potter was Senior Vice President of Operations and Corporate Development for Osiris Therapeutics, Inc., from February 2011 to November 2012, where he was part of the senior leadership team that achieved approval of the first-ever stem cell drug therapy, Prochymal. He was also responsible for the launch and overall management of the Bio-Surgery business unit as well as operational oversight for multiple functional areas, including manufacturing, human resources, IT, legal and business development. From 2006 through 2010, Mr. Potter served as Senior Vice President of Corporate and Business Development at Genzyme Corporation and as Vice President of Corporate and Business Development. While at Genzyme, he was the

senior leader for its global corporate and business development team that provided strategic and transaction support, including support for many of Genzyme’s gene and cell therapy opportunities. Mr. Potter has also held positions at DuPont Pharmaceuticals, E.I. Dupont de Nemours and Company, Inc., and Booz Allen & Hamilton. Mr. Potter earned a B.S. from the University of Massachusetts and an MBA from Harvard Business School.

Susan Schneider has over fifteen years of experience as an executive and medical professional at biotechnology companies with early and late stage ophthalmic development programs in multiple disease indications. From September 2020 to October 2021, Dr. Schneider was Senior Vice President of Clinical Development, Ophthalmology at Ji Xing Pharmaceuticals, a biotechnology company. Prior to that, Dr. Schneider was Senior Vice President of Clinical Development, Ophthalmology at Eloxx Pharmaceuticals, a clinical-stage biopharmaceutical company developing novel RNA-modulating drug candidates, from March 2019 to March 2020 and she was Chief Medical Officer at Oxurion NV (formerly ThromboGenics NV), a biopharmaceutical company developing treatments to preserve vision for patients with diseases affecting the back of the eye, from November 2017 to November 2018. Dr. Schneider worked at Allergan plc, a pharmaceutical company, from July 2014 through October 2017, first as Vice President, Therapeutic Area Head Glaucoma and Wet AMD until 2015 and then as Vice President and Therapeutic Area Head Glaucoma and Retina through October 2017. Dr. Schneider earned an M.D. from the Medical College of Pennsylvania and a B.A. from the University of Pennsylvania.

EXECUTIVE COMPENSATION

Executive Summary

The compensation of our executive officers is determined by the compensation committee of our board of directors and discussed by the compensation committee throughout the year. Our formal annual compensation review process generally takes place during the first quarter of each fiscal year, after the results of the previous fiscal year are known. Annual variable compensation and discretionary cash bonuses for the completed fiscal year, if any, and long-term equity-based incentive compensation, if any, are awarded by the compensation committee on a discretionary basis, generally during the first fiscal quarter, after a review of the previous fiscal year’s results.

Our compensation committee is comprised entirely of non-employee directors, each of whom our board of directors has determined is independent within the meaning of the rules of the Nasdaq Stock Market. The members of the compensation committee have substantial managerial experience and wide contacts in the biotechnology and biopharmaceutical industries and in the broader healthcare industry, upon which they rely in making their determinations. The compensation committee also considers publicly available information concerning the compensation practices of other companies in the biotechnology industry. This information is used by the compensation committee informally and primarily for purposes of comparison to ascertain whether our compensation practices for our executive officers are broadly competitive.

Our Chief Executive Officer makes recommendations with regard to the compensation of our executive officers other than herself, which are reviewed by the compensation committee. Executive officers do not participate in the process of establishing their own annual compensation.

The compensation committee does not have a formal benchmarking policy or a practice of establishing the amount of any element of our executive officers’ compensation by reference to a fixed range of percentages or percentiles of the compensation of any peer or comparison group. As a result, the determinations made by the members of our compensation committee are guided to a significant degree by their collective judgment and experience. During fiscal year 2021, the compensation committee retained a compensation consultant, Aon Consulting’s Radford Surveys + Consulting, or Radford, to assist the compensation committee in assessing the form and amount of compensation paid to our executives.

Our compensation committee has reviewed our compensation programs and believes that our compensation programs have not encouraged or rewarded excessive or inappropriate risk taking.

Summary Compensation Table for Fiscal Year 2021

The table below sets forth information regarding compensation earned by our named executive officers.

Name	Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(2)		Non-equity incentive plan compensation ($)		Other ($)		Total ($)
Susan B. Washer	2021	529,575	—		651,578		247,576		11,400	(3)	1,440,129
President and Chief Executive Officer	2020	529,575	—		192,993		253,402		12,283	(3)	988,253
Stephen W. Potter	2021	370,717	154,000	(4)	192,775		109,510		11,945	(5)	838,947
Chief Business Officer	2020	363,448	100,035	(6)	100,357		111,815		11,509	(3)	687,164
William A. Sullivan(7)	2021	375,719	—		439,393	(8)	—		403,480	(9)	1,218,592
Former Chief Financial Officer
Mark S. Shearman, Ph.D.(10)	2021	561,910	—		192,775		124,248	(11)	86,010	(12)	964,943
Former Chief Scientific Officer	2020	414,160	100,035	(6)	100,357		186,372	(13)	13,391	(3)	814,315

(1)

Represents the grant date fair value of restricted stock unit awards granted in fiscal years 2021 and 2020 in accordance with ASC Topic 718. See Notes 2 and 10 of the notes to our audited financial statements included in the 2021 Form 10-K for a discussion of the relevant assumptions used in calculating these amounts.

(2)

Represents the grant date fair value of option awards granted in fiscal years 2021 and 2020 in accordance with ASC Topic 718. See Notes 2 and 10 of the notes to our audited financial statements included in the 2021 Form 10-K for a discussion of the relevant assumptions used in calculating these amounts.

(3)	Consists of 401(k) matching contributions.

(4)	Represents restricted stock units granted to Mr. Potter on June 17, 2021 for services as Chief Business Officer.

(5)	Includes $11,545 for 401(k) matching contributions and $400 in fringe benefits.

(6)	Represents restricted stock units granted to each of Mr. Potter and Dr. Shearman on August 15, 2019 for services as Chief Business Officer and Chief Scientific Officer, respectively.

(7)	Mr. Sullivan resigned effective June 9, 2021.

(8)

Includes $246,618 of fair value for stock option grants that were modified pursuant to the First Amendment to Employment Agreement between Mr. Sullivan and us, dated May 14, 2021 (the “Sullivan Amendment”), pursuant to which any stock options previously granted to Mr. Sullivan that were unvested as of June 9, 2021, which would otherwise have ceased vesting, continued and will continue to vest through and including December 31, 2021. Additionally, Mr. Sullivan is permitted to exercise any vested stock options held by him until the later to occur of (i) December 31, 2022 and (ii) the date that is 90 calendar days after the date on which we issue a press release that reports the six-month masked interim analysis in our X-linked retinitis pigmentosa Phase 2/3 clinical trial.

(9)

Includes $198,234 representing six months of Mr. Sullivan’s base salary and $124,194 representing Mr. Sullivan’s prorated bonus for the fiscal year ended June 30, 2021, each paid pursuant to the Sullivan Amendment, $13,967 for 401(k) matching contributions and $67,085 attributable to Mr. Sullivan’s accrued paid time off as of the date of his termination.

(10)	Dr. Shearman resigned as Chief Scientific Officer effective April 20, 2021, but continued to provide services to us until June 4, 2021.

(11)	Such amount vested on December 31, 2020 and was paid on March 31, 2021 pursuant to the cash bonus granted to Dr. Shearman on January 6, 2020 for his services as Chief Scientific Officer.

(12)	Includes $13,060 for 401(k) matching contributions and $72,950 attributable to Dr. Shearman’s accrued paid time off as of the date of his termination.

(13)	Includes $41,416 that vested on January 31, 2020 and was paid on April 30, 2020 pursuant to the cash bonus granted to Dr. Shearman on January 6, 2020 for his services as Chief Scientific Officer.

Narrative Disclosure to Summary Compensation Table

We review compensation annually for all of our employees, including our executives. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to our company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives.

Our compensation committee reviews and discusses management’s proposed compensation with the Chief Executive Officer for all executives other than our Chief Executive Officer. Based on those discussions and its discretion, the compensation committee then determines the compensation and benefits of our executive officers.

We have an at-will employment agreement with each of Ms. Washer, our President and Chief Executive Officer, and Mr. Potter, our Chief Business Officer. For fiscal year 2021, the annual base salaries of Ms. Washer and Mr. Potter were $529,575 and $370,717, respectively. In addition, Ms. Washer and Mr. Potter received bonuses for fiscal year 2021 of $247,576 and $109,510, respectively, based on the achievement of certain corporate and individual performance goals as determined by the compensation committee. For fiscal year 2022, the annual base salaries of Ms. Washer and Mr. Potter were determined to be $550,758 and $381,839, respectively.

On June 17, 2021, our compensation committee approved additional compensation to be provided to Mr. Potter pursuant to a First Amendment to Employment Agreement between Mr. Potter and us (the “Potter Amendment”). Under the terms of the Potter Amendment, Mr. Potter will receive an additional payment of $10,000 per month, effective beginning on July 1, 2021 and continuing through June 30, 2022, subject to Mr. Potter’s continued employment. The payments will accrue on a monthly basis and be payable to Mr. Potter on a quarterly basis, with the payment of the aggregate amount accrued during each fiscal quarter payable during the first month following the applicable quarter. We also granted Mr. Potter restricted stock units for 35,000 shares of our common stock, with each restricted stock unit representing the contingent right to receive, upon vesting of each unit, one share of our common stock, pursuant to and in accordance with our 2013 Equity and Incentive Plan. The restricted stock units vest in two installments, with 75% vesting on June 30, 2022 and the remaining 25% vesting on December 31, 2022, subject to Mr. Potter’s continued employment with us or performance of services for us as of each vesting date.

Mr. Sullivan, our former chief financial officer, resigned effective June 9, 2021. In connection with his resignation, Mr. Sullivan entered into the Sullivan Amendment, pursuant to which he received a payment equal to six months of his then current base salary and a prorated bonus for fiscal year 2021. Additionally, any stock options previously granted to Mr. Sullivan that were unvested as of the June 9, 2021, have continued and will continue to vest through and including December 31, 2021, and Mr. Sullivan will be permitted to exercise any vested stock options held by him until the later to occur of (i) December 31, 2022 and (ii) the date that is 90 calendar days after the date on which we issue a press release that reports the six-month masked interim analysis in our X-linked retinitis pigmentosa Phase 2/3 clinical trial. Mr. Sullivan also received $67,085 attributable to his accrued paid time off as of the date of his termination. Finally, Mr. Sullivan is entitled to continue to participate in our benefits plans for a period of up to six months following the effective date of the termination of his employment on substantially the same terms as were in effect immediately prior to his termination and we will reimburse Mr. Sullivan for certain premiums related thereto.

Dr. Shearman, our former chief scientific officer, resigned as Chief Scientific Officer effective April 20, 2021, but continued to provide services to us until June 4, 2021. Dr. Shearman received $72,950 attributable to his accrued paid time off as of the date of his termination. Prior to his resignation, on September 14, 2020, our compensation committee approved additional compensation to be provided to Dr. Shearman in acknowledgement of his services as Chief Scientific Officer. This compensation accrued for the benefit of Dr. Shearman as an additional payment of $15,000 per month, effective beginning on July 1, 2020, and continued through his ceasing to provide services to us on June 4, 2021. On January 6, 2020, our compensation committee approved an additional bonus payment of $165,664 for Dr. Shearman, of which (i) $41,416 vested on January 31, 2020 and was paid on April 30, 2020 and (ii) $124,248 vested on December 31, 2020 and was paid on March 31, 2021.

In fiscal year 2021, our compensation committee retained Radford to assist us with the identification of an appropriate peer group of companies for purposes of benchmarking the competitiveness of our executive compensation. Our compensation committee will evaluate the need for revisions to our executive compensation program to ensure that our program is competitive with the companies with which we compete for executive talent and that it is appropriate for a public company.

Retirement Savings

All of our full-time employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit (which is $19,500 in calendar year 2021 and was $19,500 in calendar year 2020), with additional salary deferrals not to exceed $6,500 in each of calendar years 2021 and 2020 available to those employees 50 years of age or older, and to have the amount of this reduction contributed to our 401(k) plan. The 401(k) plan permits us to make contributions up to the limits allowed by law on behalf of all eligible employees. Since July 1, 2017, we have been making matching contributions of 100% of the first 4% contributed by employees to our 401(k) plan.

Outstanding Equity Awards at Year End

The following table sets forth information regarding outstanding stock options and other equity awards held by our named executive officers as of June 30, 2021.

	Option Awards							Stock awards
Name	Number of Securities Underlying Unexercised Options (#) exercisable		Number of Securities Underlying Unexercised Options (#) unexercisable		Option Exercise Price ($)	Option Expiration Date	Option Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Susan B. Washer	3,877		—		3.50	11/1/2021	11/1/2011
	120,686		—		0.35	1/6/2023	1/6/2013
	140,000		—		4.90	9/18/2023	9/18/2013
	99,156		—		14.08	4/17/2024	4/17/2014
	55,780		—		16.00	7/31/2024	7/31/2014
	80,000		—		18.48	7/21/2025	7/21/2015
	80,000		—		15.57	7/7/2026	7/7/2016
	97,916	(2)	2,084		4.90	7/17/2027	7/17/2017
	72,916	(2)	27,084		4.25	7/25/2028	7/25/2018
	45,833	(2)	54,167		3.00	8/15/2029	8/15/2019
	35,208	(2)	133,792		5.50	8/5/2030	8/5/2020
Stephen W. Potter	131,049		—		24.62	1/29/2025	1/29/2015
	51,000		—		18.48	7/21/2025	7/21/2015
	50,000		—		15.57	7/7/2026	7/7/2016
	48,958	(2)	1,042		4.90	7/17/2027	7/17/2017
	61,979	(2)	23,021		4.25	7/25/2028	7/25/2018
	23,833	(2)	28,167		3.00	8/15/2029	8/15/2019
	10,416	(2)	39,584		5.50	8/5/2030	8/5/2020
								19,500	(3)	76,245
								35,000	(4)	136,850
William A. Sullivan	129,375		5,625	(5)	5.00	(6)	8/7/2017
	43,750		16,250	(5)	4.25	(6)	7/25/2018
	23,833		28,167	(5)	3.00	(6)	8/15/2019
	10,416		39,584	(5)	5.50	(6)	8/5/2020
Mark S. Shearman, Ph.D. (7)	110,000		—		19.50	9/4/2021	6/1/2015
	51,000		—		18.48	9/4/2021	7/21/2015
	50,000		—		15.57	9/4/2021	7/7/2016
	47,916		—		4.90	9/4/2021	7/17/2017
	60,208		—		4.25	9/4/2021	7/25/2018
	22,750		—		3.00	9/4/2021	8/15/2019
	9,375		—		5.50	9/4/2021	8/5/2020

(1)

The market values of the awards set forth in this table are based on the number of awards shown multiplied by the closing price of our common stock on June 30, 2021 ($3.91), as reported by the Nasdaq Global Market.

(2)	This option becomes exercisable in equal monthly installments over four years from the date of grant.

(3)

Represents restricted stock units granted on August 15, 2019 as part of our fiscal year 2020 annual equity awards, of which 50% vested on each of August 15, 2021 and 2020 following the achievement of certain trading-based milestones.

(4)

Represents restricted stock units granted on June 17, 2021 to Mr. Potter for his service as Chief Business Officer, of which 75% vests on June 30, 2022, and the remaining 25% vesting on December 31, 2022, subject to Mr. Potter’s continued employment with us or performance of services for us as of each vesting date.

(5)	This option becomes exercisable for 1/48 of the original award on a monthly basis. Pursuant to the Sullivan Amendment, such vesting ceases on December 31, 2021.

(6)

Pursuant to the Sullivan Amendment, this option expires on the later to occur of (i) December 31, 2022 and (ii) the date that is 90 calendar days after the date on which we issue a press release that reports the six-month masked interim analysis in our X-linked retinitis pigmentosa Phase 2/3 clinical trial.

(7)

In connection with Dr. Shearman ceasing to provide services to us on June 4, 2021, the awards ceased vesting on the same date and all such vested options were forfeited three months following that date.

Employment Agreements, Severance and Change in Control Arrangements

Agreement with Ms. Washer

Under the terms of Ms. Washer’s employment agreement, if we terminate Ms. Washer’s employment without “cause” or if she terminates her employment with us for “good reason” prior to a change of control or during the 12-month period following a “change of control,” in each case as those terms are defined in her employment agreement, she will be entitled to receive severance benefits, payable in a single lump sum, as follows:

•

An amount equal to the sum of (a) her then current annual base salary and (b) the product of her target bonus in effect immediately prior to the date of termination multiplied by a fraction equal to the quotient of (i) the number of days elapsed as of the termination date during the year in which the termination occurs divided by (ii) 365.

•

Ms. Washer will also be entitled to continue to participate in our benefits plans for a period of up to 12 months following the effective date of the termination of her employment on substantially the same terms as were in effect immediately prior to her termination.

•

In addition, if Ms. Washer’s employment is terminated by us without cause or by Ms. Washer during the 12 months following a change of control for good reason, all unvested equity awards previously granted to her will become fully vested as of the date of the termination of her employment.

•

In the event Ms. Washer terminates her employment for good reason other than during the 12-month period following a change of control, each unvested equity award previously granted to her will immediately vest with respect to 50% of the shares that are unvested as of the effective date of the termination of her employment.

•

To the extent that the vesting of any unvested awards held by Ms. Washer at the time of the termination of her employment is contingent upon the attainment of any corporate or market performance condition that has not been satisfied as of that date, the condition will be deemed to have been satisfied as of the date of termination:

•	at the 100% level, in the case of a termination by us without cause or by Ms. Washer during the 12 months following a change of control for good reason, or

•	at the 50% level, in the case of a termination by Ms. Washer for good reason other than during the 12 months following a change of control for good reason.

Agreement with Mr. Potter

Pursuant to the terms of Mr. Potter’s employment agreement, if we terminate Mr. Potter’s employment without “cause” or if he terminates his employment with us for “good reason” prior to a change of control or during the 12-month period following a “change in control,” in each case as those terms are defined in his employment agreement, he will be entitled to receive severance benefits, payable in a single lump sum, as follows:

•

In the event of Mr. Potter’s termination without cause or for good reason within 12 months of a change in control, an amount equal to the sum of (a) his then current annual base salary and (b) his target bonus in effect immediately prior to the date of termination.

•

In the event of Mr. Potter’s termination without cause (other than within 12 months of a change in control), an amount equal to the sum of (a) the product of his then current annual base salary multiplied by 0.75 and (b) the product of his target bonus in effect immediately prior to the date of termination multiplied by a fraction equal to the quotient of (i) the number of days elapsed as of the termination date during the year in which the termination occurs divided by (ii) 365.

•

Mr. Potter will also be entitled to continue to participate in our benefits plans for a period of up to (a) 12 months following termination in the event of Mr. Potter’s termination without cause or for good reason, in either case, within 12 months following a change in control or (b) the earlier of nine months or until Mr. Potter obtains other employment that provides the same type of benefit, if Mr. Potter is terminated without cause (other than within 12 months of a change in control).

•

In the event of Mr. Potter’s termination for cause or good reason within 12 months of a change in control, Mr. Potter’s options and other awards subject to vesting, including any award the vesting of which is contingent upon the attainment of any Company or market performance conditions, will immediately be deemed fully vested and exercisable.

INFORMATION ABOUT COMMON STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

The table below sets forth certain information with respect to beneficial ownership of our common stock as of October 8, 2021, by:

•	each person or entity, or group of affiliated persons or entities, known by us to beneficially own more than five percent of our common stock;

•	each of our directors and named executive officers; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 8, 2021 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o Applied Genetic Technologies Corporation, 14193 NW 119th Terrace, Suite 10, Alachua, Florida 32615.

Each stockholder’s percentage ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act and is based on 42,859,675 shares of our common stock outstanding as of October 8, 2021. The number of outstanding shares beneficially owned by each stockholder below was obtained from the most recent publicly filed information, as applicable. Amounts under the heading “Right to Acquire” represent shares that may be acquired upon exercise of outstanding stock options exercisable within 60 days of October 8, 2021.

Name of Beneficial Owner	Shares Outstanding	Right to Acquire	Total	Percentage of Shares Outstanding
Empery Asset Management, LP (1)	3,932,584	—	3,932,584	9.2%
Stonepine Capital, L.P. and affiliates (2)	2,273,876	—	2,273,876	5.3%
Susan B. Washer (3)	28,408	898,331	926,739	2.1%
Stephen W. Potter (4)	28,953	403,798	432,751	1.0%
William A. Sullivan (5)	3,000	230,915	233,915	*
Mark S. Shearman, Ph.D.	13,777	—	13,777	*
William Aliski, MPA (6)	8,500	56,000	64,500	*
Yehia Hashad (7)	—	—	—	*
Edward Hurwitz (8)	27,472	69,263	96,735	*
Scott Koenig, M.D., Ph.D. (6)	34,246	83,833	118,079	*
Ivana Magovcevic-Liebisch, Ph.D. (6)	3,000	69,263	72,263	*
James Rosen (6)	1,000	69,263	70,263	*
Anne VanLent (6)	—	65,000	65,000	*
All executive officers and directors (10 persons) (9)	131,579	1,714,751	1,846,330	4.1%

*	Less than 1%

(1)

This information is based on a Schedule 13G filed with the SEC on February 2, 2021. Each of Ryan M. Lane and Martin D. Hoe is a managing member of Empery AM GP, LLC, the general partner of Empery Asset Management, LP. Each of Empery Asset Management, LP, Ryan M. Lane and Martin D. Hoe has shared voting and dispositive power over the shares held by Empery Asset Management, LP. The address for this entity and these individuals is 1 Rockefeller Plaza, Suite 1205, New York, New York 10020.

(2)

This information is based on a Schedule 13G filed with the SEC on February 5, 2021. Stonepine Capital Management, LLC is the general partner and investment advisor of investment funds, including Stonepine Capital, L.P. Jon M. Plexico and Timothy P. Lynch are the control persons of Stonepine Capital Management, LLC. Each of Stonepine Capital Management, LLC, Stonepine Capital, L.P., Jon M. Plexico and Timothy P. Lynch has sole voting and dispositive power over the shares held by Stonepine Capital, L.P. and affiliates. The address for these entities and individuals is 919 NW Bond Street, Suite 204, Bend, Oregon 97703-2767.

(3)	Excludes 425,168 shares subject to outstanding stock options that are not exercisable within 60 days of the date of the table.

(4)

Excludes 125,251 shares subject to outstanding stock options that are not exercisable within 60 days of the date of the table and 35,000 shares underlying restricted stock units that will vest 75% on June 30, 2022 and the remaining 25% on December 31, 2022.

(5)

Excludes 2,334 shares subject to outstanding stock options that are not exercisable within 60 days of the date of the table and 63,751 shares subject to forfeiture on January 1, 2022 pursuant to Mr. Sullivan’s termination and the terms of the Sullivan Amendment.

(6)	Excludes 1,000 shares subject to outstanding stock options that are not exercisable within 60 days of the date of the table.

(7)	Excludes 25,000 shares subject to outstanding stock options that are not exercisable within 60 days of the date of the table.

(8)

Includes 1,800 shares held by the Hurwitz/Lichtenfeld Revocable Trust over which Mr. Hurwitz, as a trustee and a beneficiary, may be deemed to exercise voting and investment control. Excludes 1,000 shares subject to outstanding stock options that are not exercisable within 60 days of the date of the table.

(9)

Excludes 783,419 shares subject to outstanding stock options that are not exercisable within 60 days of the date of the table and 35,000 shares underlying restricted stock units that will vest 75% on June 30, 2022 and the remaining 25% on December 31, 2022.

Policy Regarding Hedging

We have adopted a policy that prohibits our officers, directors and employees from entering into any short sale of our securities, buying or selling publicly traded options on our common stock or hedging their positions in our securities, including through the use of instruments such as prepaid variable forwards, equity swaps, collars or exchange funds.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Indemnification of Officers and Directors

Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our directors that are broader in scope than the specific indemnification provisions contained in the Delaware General Corporation Law.

Policies and Procedures for Related Person Transactions

We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration, approval and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a past, present or future transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000.

Transactions involving compensation for services provided to us by an employee, consultant or director are not considered related-person transactions under this policy. A “related person,” as determined since the beginning of our last fiscal year, is any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

The policy imposes an affirmative duty upon each director and executive officer to identify any transaction involving them, their affiliates or immediate family members that may be considered a related party transaction before such person engages in the transaction. Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available.

Our audit committee is responsible for reviewing and approving in advance any related-person transactions. In determining whether to approve a related-person transaction, the audit committee will take into account, among other factors it deems appropriate, whether the related-person transaction is on terms no less favorable than terms generally available to an unaffiliated third-person under the same or similar circumstances and the extent of the related person’s interest in the transaction.

INFORMATION ABOUT OUR AUDIT COMMITTEE AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The primary role of our audit committee is to assist our board of directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to stockholders and others, the adequacy of the system of internal control over financial reporting and disclosure controls and procedures established by management and the board of directors, and the audit process and the independent registered public accounting firm’s qualifications, independence and performance.

Management is responsible for establishing and maintaining the company’s system of internal controls and for preparation of the company’s financial statements. Our independent registered public accounting firm is responsible for performing an audit of our financial statements in accordance with generally accepted auditing standards and issuing an opinion on the financial statements. The audit committee has met and held discussions with management and our independent registered public accounting firm, and has also met separately with our independent registered public accounting firm, without management present, to review the audit process and the adequacy of our internal controls and financial reporting practices.

The audit committee has reviewed and discussed our audited financial statements for the year ended June 30, 2021 with management and our independent registered public accounting firm. As part of this review, the audit committee discussed with our independent registered public accounting firm the communications required by generally accepted auditing standards, including those described in the Public Company Accounting Oversight Board’s Statement on Auditing Standards No. 16, Communication with Audit Committees, as amended, and the SEC.

The audit committee has received from our independent registered public accounting firm a written statement describing all relationships between that firm and Applied Genetic Technologies Corporation that might bear on the registered public accounting firm’s independence, consistent with Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The audit committee has discussed the written statement with our independent registered public accounting firm, and has considered whether the independent registered public accounting firm’s provision of any consultation and other non-audit services to Applied Genetic Technologies Corporation is compatible with maintaining the registered public accounting firm’s independence.

Based on the above-mentioned reviews and discussions with management and our independent registered public accounting firm, the audit committee recommended to the board of directors that Applied Genetic Technologies Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the year ended June 30, 2021, as filed with the SEC.

Anne VanLent, Chair

William Aliski

Ivana Magovcevic-Liebisch

Our Independent Registered Public Accounting Firm

Ernst & Young LLP has been selected by our audit committee as the independent registered public accounting firm to audit our financial statements for the fiscal year ending June 30, 2022. We do not expect that representatives of Ernst & Young LLP will attend our 2022 Annual Meeting.

Fees for Professional Services

The table below summarizes the fees for professional services rendered by Ernst & Young LLP, our independent registered public accounting firm, for fiscal years 2021 and 2020.

	Year Ended June 30,
Fee Category	2021	2020
Audit fees	$637,450	$668,873
Audit-related fees	—	—
Tax fees	—	—
All other fees	2,000	2,000

Total fees	$639,450	$670,873

Audit fees. Audit fees consist of fees and related expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements and include fees for professional services rendered in connection with quarterly and annual reports. The audit fees for fiscal years 2021 and 2020 also include fees and related expenses associated with the issuance of consents by our independent registered public accounting firm to be named in our registration statements and to the use of their audit reports in the registration statements.

Audit-related fees. Audit-related fees represent fees for assurance and related services performed by our independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements, including consultation on accounting standards or accounting for specific transactions.

Tax fees. Tax fees represent fees for professional services performed by our independent registered public accounting firm with respect to tax compliance, tax advice and tax planning and related expenses. We engage a separate professional services firm for these services, including assistance with the preparation of federal, state and foreign income tax returns.

All other fees. All other fees represent fees for products and services provided by our independent registered public accounting firm, other than those described above.

Pre-Approval Policies and Procedures

Our audit committee’s pre-approval policies or procedures do not allow our management to engage our independent registered public accounting firm to provide any specified services without specific audit committee pre-approval of the engagement for those services. All of the services provided by our independent registered public accounting firm during fiscal year 2021 were pre-approved.

Whistleblower Procedures

Our audit committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. These procedures are set forth in our code of ethics. See “Information About Our Board of Directors and Management—Code of Business Conduct and Ethics; Corporate Governance Guidelines.”

OTHER MATTERS

Other Business

Neither we nor our board of directors intends to propose any matters of business at the meeting other than the proposals described in this proxy statement. Neither we nor our board or directors know of any matters to be proposed by others at the meeting.

Stockholder Proposals for Next Annual Meeting

Stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Securities Exchange Act for consideration at our next annual meeting of stockholders must submit the proposals in proper form to us at the address set forth on the first page of this proxy statement no later than June 17, 2022 in order for the proposals to be considered for inclusion in our proxy statement and form of proxy relating to our next annual meeting. However, if the date of our next annual meeting is changed by more than 30 days from the anniversary of our 2022 Annual Meeting, then the deadline to submit such stockholder proposals is a reasonable time before we begin to print and send our proxy materials.

Stockholder proposals intended to be presented at our next annual meeting submitted outside the processes of Rule 14a-8 or stockholder proposals to nominate a director candidate to be considered by the nominating and corporate governance committee must be received in writing by us no later than the close of business on September 1, 2022, nor earlier than August 2, 2022, together with all supporting documentation and information required by our bylaws; provided, however, that if our next annual meeting is advanced more than 30 days or delayed more than 60 days after the anniversary of our 2022 Annual Meeting, such notice must be received in writing by us no later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date is first made. Proxies solicited by us will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

APPLIED GENETIC TECHNOLOGIES CORPORATION 14193 NW 119TH TERRACE SUITE #10 ALACHUA, FL 32615 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on November 29, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/AGTC2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on November 29, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D61730-P62742 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY APPLIED GENETIC TECHNOLOGIES CORPORATION The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3. 1. Election of three Class II Directors to a three-year term: Nominees: For Withhold 1a. Scott Koenig 1b. Yehia Hashad 1c. Ivana Magovcevic-Liebisch For Against Abstain 2. Approval, on an advisory basis, of the compensation paid to the Company’s named executive officers, as disclosed in the proxy statement. 3. Ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2022. NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. D61731-P62742 APPLIED GENETIC TECHNOLOGIES CORPORATION Annual Meeting of Stockholders November 30, 2021 4:30 p.m., Eastern time This proxy is solicited by the Board of Directors Susan B. Washer and Gerald A. Reynolds, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Applied Genetic Technologies Corporation to be held on November 30, 2021 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted in the manner directed herein by the undersigned. If no such directions are indicated, the Proxies will have authority to vote FOR the nominees for election as Class II Directors and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Continued and to be signed on reverse side